Darling International Inc.

News Release
February 3, 2003

DARLING INTERNATIONAL INC. ANNOUNCES
NEW CHAIRMAN AND CHIEF EXECUTIVE OFFICER

      Irving, Texas , February 3, 2003:     Darling International Inc. (AMEX:DAR) today announced the appointment of Randall C. Stuewe as its new Chairman and Chief Executive Officer, replacing Denis Taura. Mr. Stuewe will be based at the Company's corporate headquarters in Irving, Texas and will be responsible for the overall operations of Darling International Inc. Mr. Stuewe stated, "I am excited to be joining one of the most widely recognized restaurant service and rendering companies in the world. Darling International has a solid foundation from which we can continue to build and strengthen its core businesses while recognizing our obligation to provide an acceptable return to our shareholders."

      Before joining Darling International, Mr. Stuewe worked for ConAgra Foods, Inc. from 1996-2002. Most recently, Stuewe served as President of Gilroy Foods, Gilroy, California. While at Gilroy Foods, Stuewe was instrumental in leading Gilroy Foods to become the world's largest supplier of dehydrated garlic, onion and capsicums. Prior to Gilroy Foods, Mr. Stuewe held positions as Executive Vice President, ConAgra Processing companies, where he focused on business development and restructuring.

       Before joining ConAgra Foods in 1996, Mr. Stuewe spent 12 years in management, sales and trading positions at Cargill, Inc. in Minneapolis, Minnesota. Mr. Stuewe spent the majority of his career at Cargill working in the fats and oils processing businesses.

       Mr. Stuewe holds a finance degree from Kansas State University.

       Denis Taura has served as Chairman and Chief Executive Officer since September 1999. Under Mr. Taura's leadership, the Company was successfully recapitalized in May 2002; the Company returned to profitability in Fiscal 2002. The Company's Board of Directors expresses its gratitude to Mr. Taura for his excellent stewardship of the Company. Mr. Taura will work with Mr. Stuewe to effect an orderly transition and upon completion, will resume his role at Taura, Flynn and Associates, a crisis management consulting firm, located in Rutherford, New Jersey.

       Mr. Taura will continue to serve as a director of Darling until the end of his current term on the Board, but will not seek re-election to the Board at the Company's 2003 Annual Meeting of Stockholders.

       Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services to restaurants.

      The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on February 3, 2003, Darling stock closed at $1.96 per share.

{ This media release contains forward-looking statements regarding the business operations of Darling. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties, including business and economic conditions in its existing markets. Other risks and uncertainties regarding Darling, the industry in which it operates and the implementation of its business strategy are described in Darling's Form 10-Qs, the most recent filed November 12, 2002; Form 10-K/A filed April 29, 2002; Proxy Statement filed April 29, 2002 and Amendment No. 1 to the Registration Statement as filed on June 5, 2002. Darling undertakes no obligation to update any forward-looking statements made in this media release. }

FOR MORE INFORMATION CONTACT: John O. Muse, Executive Vice President of Finance and Administration, or Brad Phillips, Treasurer	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300